Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 17, 2008

File Edit View Favorites Tools Help
Back Search Favorites
Address http://10.72.19.7/investorsolutions/home.app Go Links

BARCLAYS CAPITAL

BARX INVESTOR SOLUTIONS

Not signed in
Guest
USA (en)
BARX IS Help
Phone: (212) 412 5150
Sign In

BARX
THE TRADER'S BEST FRIEND℠
Find out more

## Exchange Traded Notes (ETNs)

| Ticker | CUSIP | Product |
|---|---|---|
| PGD | 06739H420 | Barclays Asian and Gulf Currency Revaluation ETN<br>Info Sheet<br>Prospectus |
| AYT | 06738G878 | Barclays GEMS Asia 8 ETN<br>Info Sheet<br>Prospectus |
| JEM | 06739H453 | Barclays GEMS Index ETN<br>Info Sheet<br>Prospectus |

DISCLAIMER: The notes on this website are a variety of investment products that may not be suitable or appropriate for all investors. Your investment in the notes will involve certain risks that are not associated with an investment in conventional debt instruments. Before investing in any product on this website, you should carefully consider, with your advisors (including investment, legal, tax, accounting and other advisors) the suitability of the product in light of your investment objectives. You should also consider, among other things, the specific information, including the risk factors, set forth in the applicable prospectus for the notes that have been filed by Barclays Bank PLC.

**An investment in Barclays ETNs and OTCNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.**

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor-Attn: US Syndicate Operations, Whippany, NJ 07981.

**© 2008, Barclays Bank PLC. All rights reserved. Copyright in these materials is owned by Barclays Bank PLC.**